Tarsus Reports Second Quarter 2026 Financial Results, Advances Next Phase of Growth

Generated second quarter 2026 XDEMVY® net product sales of $173.9 million, an increase of more than 69% year-over-year

Increased full-year 2026 XDEMVY net product sales guidance to $685-705 million

Pending acquisition of Alkeus Pharmaceuticals to expand Tarsus’ retina pipeline with a Phase 3 clinical program for Stargardt disease, an inherited retinal disease affecting more than 36,000 patients in the United States that can lead to blindness

Priced $125 million private placement financing which included participation from top-tier funds and several existing Alkeus Pharmaceuticals investors

Management to host conference call today, August 6, 2026, at 5:00 a.m. PT / 8:00 a.m. ET

IRVINE, Calif., August 6, 2026 (GLOBE NEWSWIRE) -- Tarsus Pharmaceuticals, Inc. (NASDAQ: TARS), today announced financial results for the second quarter ended June 30, 2026.
“XDEMVY delivered another record quarter, reflecting strong underlying demand and commercial execution,” said Bobak Azamian, M.D., Ph.D., Chief Executive Officer and Chairman of Tarsus. “This performance gives us the commercial foundation and financial strength to remain intensely focused on growing XDEMVY while strategically investing in our next wave of growth. Together with today’s announcement of our agreement to acquire Alkeus Pharmaceuticals, we are building what we believe is one of the most compelling late-stage pipelines, with multiple opportunities to improve patient care and create long-term value.”

Recent Business and Clinical Highlights
•XDEMVY generated second quarter 2026 net product sales of $173.9 million, a year-over-year increase of more than 69%.
◦The number of eye care professionals (ECPs) prescribing XDEMVY five or more times per week has doubled year-over-year, demonstrating depth of adoption.

•Direct-to-consumer (DTC) initiatives continued to contribute to prescription growth and awareness.
◦Launched celebrity campaign in partnership with John Cena and unbranded television campaign featuring “Barry the Cat”.
◦Increased XDEMVY.com website engagement by more than 30% since the start of both new initiatives, with high-value actions up 19%.
◦Unaided awareness of Demodex blepharitis continued to increase and is now approximately 30% vs. 2% of patients surveyed at the beginning of the Company’s DTC campaign.

•Appointed Neera Clase, Interim Chief Commercial Officer as the Company enters its next phase of growth.
◦Ms. Clase has been instrumental in the development and execution of Tarsus’ commercial strategy. Her extensive knowledge of the business and established leadership across the organization position her well to support continued commercial execution.

•Tarsus continues to advance one of the most compelling pipelines in eye care, with multiple near-term catalysts across a diverse portfolio of clinical-stage programs.
◦The Phase 2 KORE trial evaluating TP-04, a lotilaner-based sterile ophthalmic gel formulation for the potential treatment of ocular rosacea, continues to progress, with topline data expected in the first half of 2027.
◦Completed enrollment for Calliope, a Phase 2 trial evaluating TP-05, a novel investigational lotilaner-based oral prophylactic designed to kill ticks carrying Lyme disease before potential disease transmission. Topline data is expected in the first half of 2027, with the potential to support a Phase 3-ready package.
◦Anticipated to initiate the Phase 3 COMFORT trial of IRX-101, an investigational ocular antiseptic, in the first half of 2027, with topline results expected in 2028.

•Completed the acquisition of iRenix Medical, which established Tarsus’ first strategic position in retina and added a late-stage opportunity that builds on the company’s innovation in eye care and commercial capabilities.
◦IRX-101 is an investigational ocular antiseptic being developed to reduce pain and corneal toxicity associated with intravitreal injections, an established market with more than 11 million annual procedures in the U.S.

•Entered into an agreement to acquire Alkeus Pharmaceuticals and ALK-001, an investigational once-daily oral therapy with a differentiated approach designed to reduce toxic Vitamin A dimer formation in the retina - targeting the underlying biology of Stargardt disease - and a Phase 3 clinical program.
◦Expected to further expand our presence in retina, one of the largest and fastest-growing specialties and is an important advancement in the Company’s strategy to become a leading eye care company.
◦For further details regarding the acquisition, please refer to the press release dated August 6, 2026, available on the Company’s website.

Second Quarter 2026 Financial Results
•    Product sales, net: were $173.9 million compared to $102.7 million for the same period in 2025, driven by higher volume and improvements in the gross-to-net discount.

•    Cost of sales: were $12.1 million compared to $6.2 million for the same period in 2025, due to manufacturing costs related to XDEMVY, the royalty Tarsus pays on net product sales, and amortization expense for the milestone payments made to the Company’s licensor, which is being amortized over its remaining useful life. Gross margins remained consistent at 93% compared to 94% for the same period in 2025.

•    Research and development (R&D) expenses: were $31.0 million compared to $15.6 million for the same period in 2025. The increase was primarily due to $8.0 million of TP-05 program expenses related to the Company’s Calliope trial, which was initiated in March 2026 and has since completed enrollment, $3.2 million of payroll and personnel-related costs (including non-cash stock-based compensation), $3.1 million of TP-03 program expenses, and $0.5 million of other early-stage development expenses. R&D non-cash stock-based compensation expense incurred was $3.0 million, compared with $1.9 million in the same period in 2025.

•    Selling, general and administrative (SG&A) expenses: were $150.7 million compared to $103.0 million for the same period in 2025. The increase was due primarily to $21.2 million of commercial and marketing costs, including DTC advertising costs, as the Company continued to expand promotional efforts for XDEMVY’s commercial launch, $19.5 million of costs associated with patient support functions, information technology, legal, and professional services, and $6.7 million of payroll and personnel-related costs for commercial and corporate employee additions to support the Company’s continued growth and expansion of its commercial leadership team. SG&A non-cash stock-based compensation expense was $10.1 million, compared with $6.1 million in the same period in 2025.

•    Net loss: was $18.6 million, compared to $20.3 million for the same period in 2025. Basic and diluted net loss per share was $(0.43), compared with $(0.48) for the same period in 2025.

•    Cash position: As of June 30, 2026, cash, cash equivalents and marketable securities were $449.7 million.

Year-to-Date 2026 Financial Results
•    Product sales: were $319.3 million compared to $181.0 million for the same period in 2025, driven by higher volume and improvements in the gross-to-net discount.

•    License fees and collaboration revenue: were $16.7 million from the Company’s China out-license partner related to a $15.0 million regulatory milestone achieved under the China out-license in the first quarter of 2026 and $1.7 million of required China withholding tax associated with this milestone. The milestone payment was recorded on a gross basis, meaning the $1.7 million of withholding tax was recorded as an increase to license fees and collaboration revenue, with an equal and offsetting amount recorded as foreign tax expense within provision for income taxes.

•    Cost of sales: were $21.5 million compared to $11.4 million for the same period in 2025, due to manufacturing costs incurred after the approval of XDEMVY, the royalty the Company pays on net product sales, and amortization expense for the milestone payments made to the Company’s licensor, which is being amortized over its remaining useful life. Gross margins remained consistent at 93% compared to 94% for the same period in 2025.

•    Research and development (R&D) expenses: were $53.4 million compared to $30.0 million for the same period in 2025. The increase was primarily due to $9.4 million of TP-05 program expenses for the Company’s Calliope trial, which was initiated in March 2026 and has since completed enrollment, $6.9 million of payroll and personnel-related expenses (including non-cash stock-based compensation), $4.0 million of TP-03 program expenses, $0.5 million of other indirect expenses, and a $2.0 million upfront payment made upon execution of a February 2026 in-license agreement. R&D non-cash stock compensation expense was $6.0 million, compared with $3.4 million in the same period in 2025.

•    Selling, general and administrative (SG&A) expenses: were $287.1 million compared to $188.0 million for the same period in 2025. The increase was primarily due to $47.0 million of commercial and marketing costs, including DTC advertising costs, as the Company continued to expand its promotional activities for XDEMVY, $40.7 million of costs associated with patient support functions, information technology, legal, and professional services, and $11.1 million of increased payroll and personnel-related expenses (including non-cash stock-based compensation) for commercial and corporate employee additions to support the Company’s continued growth and expansion of its commercial leadership team. SG&A non-cash stock compensation expense was $18.8 million, compared with $11.4 million in the same period in 2025.

•    Net loss: was $25.5 million, compared to $45.5 million for the same period in 2025. Year-to-date basic and diluted net loss per share was $(0.59), compared with $(1.11) for the same period in 2025.

Conference Call and Webcast
Tarsus will host a conference call and webcast to discuss its second quarter 2026 financial results and business highlights today, August 6, 2026, at 5:00 a.m. PT / 8:00 a.m. ET. A live webcast will be available on the events section of the Tarsus website. A recorded version of the call will be available on the website shortly after the completion of the call and will be archived there for at least 90 days.

About XDEMVY®
XDEMVY (lotilaner ophthalmic solution) 0.25%, formerly known as TP-03, is a novel prescription eye drop designed to treat Demodex blepharitis by targeting and eradicating the root cause of the disease – Demodex mite infestation. XDEMVY was evaluated in two pivotal trials involving over 800 patients with twice-daily dosing for six weeks. Both trials met the primary endpoint and all secondary endpoints, with statistical significance and no serious treatment-related adverse events. Most patients found the XDEMVY eye drop to be neutral to very comfortable. The most common ocular adverse reactions observed in the studies were instillation site stinging and burning which was reported in 10% of patients. Other ocular adverse reactions reported by less than 2% of patients were chalazion/hordeolum (stye) and punctate keratitis.

XDEMVY Indication and Important Safety Information

INDICATIONS AND USAGE
XDEMVY is indicated for the treatment of Demodex blepharitis.

Most common side effects: The most common side effect in clinical trials was stinging and burning in 10% of patients. Other side effects in less than 2% of patients were chalazion/hordeolum and punctate keratitis.

For additional information, please see full prescribing information available at https://xdemvy.com/.

About TP-03
TP-03 (lotilaner ophthalmic solution) 0.25% is a novel therapeutic designed to treat Demodex blepharitis by targeting and eradicating the root cause of disease – Demodex mite infestation. It was approved by the FDA in 2023 under the brand name XDEMVY® for the treatment of Demodex blepharitis. Lotilaner is a well-characterized anti-parasitic agent that paralyzes and eradicates Demodex mites by selectively inhibiting parasite-specific gamma-aminobutyric acid-gated chloride (GABA-Cl) channels. It is a highly lipophilic molecule, which may promote its uptake in the oily sebum of the eyelash follicles where the mites reside.

About TP-04
TP-04 is an investigational sterile aqueous gel formulation of lotilaner. Tarsus is studying TP-04 for the potential treatment of ocular rosacea (OR).

About TP-05
TP-05 is an investigational oral systemic formulation of lotilaner. TP-05 is believed to be the only non-vaccine, drug-based, preventative therapeutic in development designed to kill ticks to potentially prevent Lyme disease transmission.

About IRX-101
IRX-101 is an investigational ocular antiseptic based on a stable aqueous chlorine dioxide solution that is being developed for the potential to reduce post-procedural pain and corneal toxicity in patients receiving intravitreal therapy.

About Gildeuretinol Acetate (ALK-001)
Gildeuretinol acetate (ALK-001) is an investigational small molecule with once-daily oral formulation targeting toxic Vitamin A dimerization in the retina with a promising tolerability and efficacy profile across 400+ individuals studied.

About Tarsus Pharmaceuticals, Inc.
Tarsus Pharmaceuticals, Inc. applies proven science and new technology to revolutionize treatment for patients, starting with eye care. Tarsus is advancing its pipeline to address several diseases with high unmet need across a range of therapeutic categories, including eye care, dermatology, and infectious disease prevention. XDEMVY® (lotilaner ophthalmic solution) 0.25% is FDA approved in the United States for the treatment of Demodex blepharitis. Tarsus is also developing TP-04 for the potential treatment of ocular rosacea and TP-05 as an oral tablet for the potential prevention of Lyme disease, both of which are in Phase 2, and IRX-101 for potential use as an ocular antiseptic.

Forward-Looking Statements
Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include statements regarding the potential commercial success and growth of XDEMVY in Demodex blepharitis, including updated 2026 annual net sales guidance; our ability to successfully continue our direct-to-consumer campaigns; our ability to continue to educate the market about Demodex blepharitis; anticipated regulatory and development milestones; the timing for topline data for, and results of our clinical studies including the Phase 2 KORE study for the potential treatment of ocular rosacea, the Phase 2 Calliope study for the potential prevention of Lyme disease including its potential to support a Phase 3-ready package, and the Phase 3 COMFORT study for IRX-101 and its potential benefits as an antiseptic, reduction in post-procedural pain and corneal toxicity in patients receiving intravitreal injections; our ability to continue investing in our business and actively evaluate external opportunities, the benefits of the new interim commercial leader, the pending acquisition of Alkeus Pharmaceuticals and its potential benefits, and the quotations of Tarsus’ management. The words, without limitation, “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “on track,” or “would,” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these or similar identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: Tarsus is heavily dependent on the continued successful commercialization of its lead product, XDEMVY for the treatment of Demodex blepharitis and the successful development, regulatory approval and commercialization of its current and future product candidates; Tarsus’ ability to obtain and maintain regulatory approval for and successfully commercialize its products, including XDEMVY for the treatment of Demodex blepharitis, and its product candidates to meet existing and future regulatory standards; Tarsus has incurred significant losses and negative cash flows from operations since inception and anticipates that it could continue to incur significant expenses and potential losses in the future; Tarsus’ capital requirements are difficult to predict and may change; Tarsus may need to obtain additional funding to achieve its goals and a failure to obtain this necessary capital when needed on acceptable terms, or at all, could force Tarsus to delay, reduce, or eliminate its product development programs, commercialization efforts or other operations; Tarsus may not ultimately be successful in educating healthcare professionals and the market about the need for treatments specifically for Demodex blepharitis and other diseases targeted by XDEMVY or our product candidates; the development and commercialization of Tarsus products and product candidates is dependent on intellectual property it licenses from Elanco Tiergesundheit AG; Tarsus expects to expand its development, regulatory, operational, distribution, sales, and marketing capabilities and Tarsus may encounter difficulties in managing its growth, which could disrupt its operations; the sizes of the market opportunity for XDEMVY and Tarsus’ product candidates, particularly TP-04 for the potential treatment of ocular rosacea, as well as TP-05 for the potential prevention of Lyme disease, have not been established with precision and may be smaller than estimated possibly materially; the results of Tarsus’ earlier studies and trials may not be predictive of future results; any termination or suspension of, or delays in the commencement or completion of, Tarsus’ planned clinical trials could result in increased costs, delay or limit its ability to generate revenue from net product sales and adversely affect its commercial prospects; if Tarsus is unable to obtain and maintain sufficient intellectual property protection for XDEMVY or its product candidates, or if the scope of the intellectual property protection is not sufficiently broad, Tarsus’ competitors could develop and commercialize products similar or identical to Tarsus’ products; unfavorable global and geopolitical economic conditions, including tariffs; and if Tarsus is unable to access capital (including but not limited to cash, cash equivalents, and credit facilities) and/or loses capital, as a result of potential failure of any financial institutions that Tarsus does business with directly or indirectly. Further, there are other risks and uncertainties that could cause actual results to differ from those set forth in the forward-looking statements and they are detailed from time to time in the reports Tarsus files with the Securities and Exchange Commission, including Tarsus’ Form 10-K for the year ended December 31, 2025 filed on February 23, 2026 and the most recent Form 10-Q quarterly filing filed with the SEC on August 6, 2026, copies of which are posted on its website and are available from Tarsus without charge. However, new risk factors and uncertainties may emerge from time to time, and it is not possible to predict all risk factors and uncertainties. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statements contained in this earnings release are based on the current expectations of Tarsus’ management team and speak only as of the date hereof, and Tarsus specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Media Contact:
Adrienne Kemp
Vice President, Corporate Communications
(949) 922-0801
akemp@tarsusrx.com

Investor Contact:
David Nakasone
Head of Investor Relations
(949) 620-3223
DNakasone@tarsusrx.com

TARSUS PHARMACEUTICALS, INC.
CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except share and per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues:
Product sales, net	$173,912	$102,660	$319,299	$180,995
License fees and collaboration revenue	—	—	16,667	—
Total revenues	173,912	102,660	335,966	180,995

Operating expenses:
Cost of sales	12,113	6,237	21,509	11,448
Research and development	31,010	15,594	53,361	30,003
Selling, general and administrative	150,697	103,013	287,126	188,008
Total operating expenses	193,820	124,844	361,996	229,459
Loss from operations before other income (expense)	(19,908)	(22,184)	(26,030)	(48,464)
Other income (expense):
Interest income	3,698	4,229	7,420	7,683
Interest expense	(2,156)	(2,240)	(4,284)	(4,453)
Gain on exchange of long-term investments	2,812	—	2,812	—
Other income (expense), net	(281)	(145)	(368)	(226)
Total other income (expense), net	4,073	1,844	5,580	3,004
Provision for income taxes	(2,716)	—	(5,068)	—
Net loss	$(18,551)	$(20,340)	$(25,518)	$(45,460)

Unrealized gain (loss) on marketable securities and cash equivalents	(259)	(46)	(938)	(140)
Comprehensive loss	$(18,810)	$(20,386)	$(26,456)	$(45,600)

Net loss per share, basic and diluted	$(0.43)	$(0.48)	$(0.59)	$(1.11)
Weighted-average shares outstanding, basic and diluted	43,393,643	42,360,452	43,176,514	40,869,364

TARSUS PHARMACEUTICALS, INC.
CONDENSED BALANCE SHEETS
(In thousands, except share and par value amounts)

	June 30, 2026	December 31, 2025
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$204,595	$183,641
Restricted cash	—	560
Marketable securities	245,095	233,627
Accounts receivable, net	96,028	85,057
Inventory	4,377	4,372
Other receivables	2,281	2,052
Prepaid expenses	9,613	13,473
Total current assets	561,989	522,782
Restricted cash, non-current	2,001	2,002
Inventory, non-current	2,525	2,532
Property and equipment, net	20,489	11,665
Intangible assets, net	6,885	7,366
Operating lease right-of-use assets	9,911	10,080
Long-term investments	6,682	3,870
Other assets	660	1,861
Total assets	$611,142	$562,158
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$40,141	$16,387
Accrued payroll and benefits	11,887	17,779
Other accrued liabilities	123,725	101,529
Total current liabilities	175,753	135,695
Long-term debt, net	72,762	72,438
Other long-term liabilities	15,895	10,599
Total liabilities	264,410	218,732
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value; 200,000,000 shares authorized; 43,271,347 shares issued and outstanding at June 30, 2026 (unaudited); 42,553,931 shares issued and outstanding at December 31, 2025	6	6
Additional paid-in capital	799,429	769,667
Accumulated other comprehensive income (loss)	(557)	381
Accumulated deficit	(452,146)	(426,628)
Total stockholders’ equity	346,732	343,426
Total liabilities and stockholders’ equity	$611,142	$562,158